Exhibit 10.1
FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (“Amendment”), dated as of June 17, 2021, is entered into by and between GPIF 5777 FLATIRON LLC, a Delaware limited liability company (“Landlord”), and BRICKELL BIOTECH, INC., a Delaware corporation (“Tenant”).

Recitals:

A.Landlord’s predecessor in interest and Tenant entered into a written lease agreement (“Base Lease”) dated August 4, 2016, as amended by that certain First Amendment to Lease (“First Amendment”) dated August 26, 2016, that certain Second Amendment to Lease (“Second Amendment”) dated January 19, 2017, and that certain Third Amendment to Lease (“Third Amendment”) dated January 1, 2018. The Base Lease as amended by the First Amendment, the Second Amendment and the Third Amendment is referred to herein as the “Lease” which Lease pertains to approximately 3,038 rentable square feet of space known as Suite 102 (the “Premises”) located in the building having an address of 5777 Central Avenue, Boulder, Colorado 80301 (“Building”). Initially capitalized terms not otherwise defined herein have the same meaning as in the Lease.

B.The Primary Lease Term is scheduled to expire on October 31, 2021.

C.Landlord and Tenant desire to extend the Primary Lease Term and otherwise amend the Lease in the manner and form set forth herein.

NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:

1.The Primary Lease Term is hereby extended for a period of 14 months (the “Extension Term”), commencing on November 1, 2021 (“Extension Commencement Date”), and expiring at 12:00 noon on December 31, 2022 (“Expiration Date”). Except as expressly set forth in Section 4 of this Amendment, Tenant has no other rights to extend or renew the Term of the Lease, and any such rights set forth in the Lease are hereby deleted in their entirety. The Primary Lease Term and any extension thereof is referred to herein as the “Term”.

2.Notwithstanding anything to the contrary set forth in the Lease, commencing on the Extension Commencement Date, Tenant shall pay monthly Base Rent for the Premises at the times and in the manner provided in the Lease in accordance with the following schedule:

Period	Monthly Base Rent
11/1/2021 – 12/31/2022	$6,076.00
*Notwithstanding anything to the contrary, Tenant may occupy the Premises and monthly Base Rent (but not any other charges payable by Tenant under the Lease, as hereby amended) will be abated (“Abated Base Rent”) for the months of November 2021 and December 2021 (“Abatement Period”). The Abated Base Rent is allocable to, and will be accrued by the parties during, their fiscal periods in which the same is actually paid. No portion of the Base Rent paid by Tenant during periods after the expiration of the Abatement Period will be allocated to such Abatement Period, nor is such Base Rent intended to be allocable to the Abatement Period. In the event of a default by Tenant under the Lease, which default is not cured within the applicable notice and cure period, the full amount of the Abated Base Rent shall be due and payable and Tenant shall immediately pay to Landlord the full amount of the Abated Base Rent.

3.Throughout the Primary Lease Term, as herein extended for the Extension Term (as extended, the “Term”), including during the Abatement Period, Tenant shall, subject to Section 2 above, be obligated to pay Additional Rent and all other sums payable by Tenant in accordance with the Lease applicable to the Premises, including, without limitation, payment of Tenant’s Pro Rata Share of Operating Expenses.

4.Section 31 of the Base Lease is hereby deleted in its entirety, and replaced with the following in lieu thereof:

Option to Extend. (a) Tenant may, at its option (“Option to Extend”), extend the Term of the Lease for all, but not a portion, of the Premises for two renewal periods of three years each (each, a “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given for each Renewal Period no earlier than 12 months nor later than six months prior to the then expiration of the Term, provided that at the time of such Renewal Notice as well as at the time the applicable Renewal Period is scheduled to commence, (i) Tenant remains in occupancy of the Premises, and (ii) no uncured Tenant default exists under the Lease. The Rent payable during the Renewal Period (including Base Rent and parking charges) shall be at the Market Rental Rate (as defined below) for the Premises. However, in no event shall the Base Rent for the Renewal Period be less than the Base Rent during the last year of the Extension Term or first Renewal Period, as appropriate. Except as provided in this Section, all terms and conditions of the Lease shall continue to apply during the Renewal Period.

(b)Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Market Rental Rate for such Renewal Period (the “Rental Notice”). Tenant may accept or object to the terms set forth in the Rental Notice by written notice (the “Tenant’s Notice”) to Landlord given within 15 days after receipt of the Rental Notice. If Tenant timely delivers the Tenant’s Notice and accepts the terms set forth in the Rental Notice, Landlord and Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Base Rent and such other non-material terms of the Lease during the Renewal Period. If Tenant fails timely to deliver the Tenant’s Notice, then this Option to Extend shall automatically expire and be of no further force or effect. If Tenant timely delivers the Tenant’s Notice and objects to the Market Rental Rate set forth in the Rental Notice, Landlord and Tenant shall endeavor for a period of 30 days after Landlord’s receipt of the Tenant’s Notice (the “Negotiation Period”) to reach an agreement on the Market Rental Rate for the Renewal Period. If, at the end of the Negotiation Period, Landlord and Tenant are unable to agree on the Market Rental Rate, Landlord shall deliver to Tenant Landlord’s proposal for such terms (the “Landlord’s Proposal”) and Tenant shall deliver to Landlord Tenant’s proposal for such terms (the “Tenant’s Proposal”). Tenant shall have a period of 10 days after receipt of the Landlord’s Proposal (the “Tenant’s Decision Period”) to elect to (i) accept the terms set forth in Landlord’s Proposal by written notice (the “Acceptance Notice”) to Landlord, (ii) withdraw its Renewal Notice by written notice to Landlord (the “Withdrawal Notice”), or
(iii) notify Landlord that it has elected to renew the term of this Lease and elected to have the Market Rental Rate determined in accordance with Section (d) below (the “Arbitration Notice”). If Tenant timely delivers its Acceptance Notice (or is deemed to have accepted the Rental Notice, as such deemed acceptance is described below), Landlord and Tenant shall, within 15 days after receipt, execute a lease amendment reasonably satisfactory to Landlord and Tenant confirming the Base Rent and such other non-material terms of the Lease during the Renewal Period. If Tenant delivers a

Withdrawal Notice, then the Option to Extend shall automatically expire and be of no further force or effect. If Tenant fails timely to deliver its Acceptance Notice, Withdrawal Notice or its Arbitration Notice (as applicable), then Tenant shall be deemed to have accepted the terms set forth in the Rental Notice. The Option to Extend shall not be assignable, except to assignees of Tenant in connection with an assignment permitted without Landlord’s consent pursuant to Section 12.b of the Lease, and the rights pursuant to the Option to Extend shall extend to such permitted assignees. Furthermore, this Option to Extend shall be voidable at Landlord’s election if (a) Tenant fails timely to execute and return the required lease amendment, (b) [intentionally deleted] or (c) Tenant fails to occupy the entire Premises at the commencement of the Renewal Period, subject to instances of casualty, applicable laws to the contrary, and reasonable periods of time required for completion of tenant improvements.

(c)The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, parking charges, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Property. The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Property, taking into account the factors mentioned above. Although the determination of Market Rental Rate shall be made at a point in time prior to the commencement date for the Renewal Period, such determination is to be made based on Landlord’s reasonable opinion of what the Market Rental Rate should be at the time the rate being determined will go into effect.

(d)If Tenant delivers an Arbitration Notice to Landlord prior to the expiration of Tenant’s Decision Period, then the Term of the Lease shall be renewed, and Landlord and Tenant shall proceed to arbitration in accordance with the procedure set forth below. Landlord and Tenant shall commence arbitration proceedings in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Landlord shall submit Landlord’s Proposal and Tenant shall submit Tenant’s Proposal, together with the supporting data that was used to calculate such proposals, to a panel of 3 qualified independent licensed commercial real estate brokers who (i) are licensed under the laws of the State of Colorado, (ii) have been active over the 5-year period ending on the date of appointment to the panel in the leasing of office buildings in the Boulder, Colorado area, (iii) are recognized as a market expert in office leasing of office buildings, (iv) have not represented either Landlord or Tenant during the preceding 5 years or in connection with the Lease, and (v) have general experience and competence in determining market rates for office space comparable to the Premises, and being familiar with the Commercial Arbitration Rules of the American Arbitration Association (a “Qualified Panel”). The Qualified Panel shall be selected as follows: Tenant shall select 1 panel member, Landlord shall select 1 panel member, and the 2 panel members so selected shall select a third panel member within 10 days after Tenant delivers the Arbitration Notice. If either Landlord or Tenant fails to select its panel member within such 10-day period, then the panel member selected by the other party shall select the other 2 panel members. Within 20 days after the proposals are submitted, the Qualified Panel shall hold a hearing during which Landlord and Tenant may present evidence in support of their respective proposals. Within 3 days after the date of the hearing, the Qualified Panel will determine the Market Rental Rate provided the Qualified Panel may select only Landlord’s Proposal or Tenant’s Proposal (and no other amount) as the Market Rental Rate, which proposal so selected shall be the Market Rental Rate for the applicable Renewal Period. The Qualified Panel’s determination shall be binding on Landlord and Tenant and may be enforced by a court of competent jurisdiction. The cost of such arbitration shall be paid by the party whose proposal was not selected. Within 15 days after the Qualified Panel’s determination of the Market Rental Rate, Landlord and Tenant shall execute a mutually acceptable amendment to the Lease specifying that the Lease has been extended at a rate equal to the determined Market Rental Rate. If the foregoing arbitration process is not completed prior to the commencement of the applicable Renewal Period, Tenant shall continue to pay Base Rent and parking charges at the rates in effect prior to such Renewal Period until such time as the arbitration process is complete, at which time Tenant will pay Landlord, or Landlord will pay Tenant, the amounts necessary to adjust the payments made prior to such date to be equal to the Market Rental Rate determined by such arbitration process.

(e)After exercise of the Option to Extend for the second Renewal Period or failure to exercise the Option to Extend for a Renewal Period, the Option to Extend shall terminate and be of no further force and effect.

5.At any time after January 1, 2023, Landlord, upon 150 days’ written notice (the “Trigger Notice”) to Tenant, may relocate the Premises to any other comparably sized premises within a building owned by Landlord or its affiliate in the Flatiron Business Park, Boulder, Colorado (“Relocated Premises”) on a date of relocation (the “Relocation Date”) specified therein. The Relocated Premises shall in all respects be substantially the same or better than the Premises, as reasonably determined by Landlord and Tenant, in area, finish, and appropriateness for the Permitted Use. In such event, all reasonable expenses of moving Tenant and decorating the Relocated Premises with substantially the same leasehold improvements shall be at the expense of Landlord, including the physical move, relocating Tenant’s existing telephone equipment and other costs set forth below. All moving costs (including the cost to relocate phones, computers and other systems of similar nature), all costs of reprinting stationery, cards and other printed material bearing Tenant’s address at the Premises if such address changes due to the relocation (but only the quantity existing immediately prior to the relocation) and all other out-of- pocket costs directly incurred by Tenant in connection with relocation to the Relocated Premises, including, without limitation, reasonable decorating and design costs, shall be paid by Landlord within 30 days after receipt of third-party invoices therefor. Tenant shall, within 30 days following the date of the Trigger Notice, enter into an appropriate amendment to the Lease reflecting relocation of the Premises to the Relocated Premises. Landlord shall have the option to tender the Relocated Premises to Tenant on any date within a 30-day period after the Relocation Date, in which event the date of tender of possession of the Relocated Premises shall become the Relocation Date. From the Relocation Date through the Expiration Date, the aggregate Rent for the Relocated Premises shall be the same as for the original Premises. Tenant’s failure to vacate the Premises and move into the Relocated Premises on or before five
(5) business days after the Relocation Date shall constitute a default under the Lease without the need for additional notice or cure periods.

6.Section 32.b of the Base Lease is hereby deleted in its entirety and replaced with the following in lieu thereof:

Provided this Lease is then in full force and effect and Tenant is not then in default beyond all applicable notice and cure periods under this Lease, Tenant shall have the right of first refusal as hereinafter described to lease that portion of the space to be leased to a prospective tenant (the “Offered Space”) which is all or part of the space (the “Right of First Refusal Space”) located on the same floor as the Premises and contiguous to the Premises at such time as Landlord engages in negotiations with a prospective tenant, exercisable at the following times and upon the following conditions:

(a)If Landlord enters into negotiations with a prospective tenant to lease the Offered Space, Landlord shall notify Tenant of such fact and shall include in such notice the rent, term, and other terms (including, but not limited to, finish out, moving allowances and design fees) at which Landlord is prepared to offer such Offered Space to such prospective tenant. Tenant shall have a period of five (5) Business Days from the date of delivery of the notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Space. If Tenant fails to give any notice to Landlord within the required five (5) business day period, Tenant shall be deemed to have waived its right to lease the Offered Space.

(b)If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant and upon the execution of such lease between Landlord and the prospective tenant this Right of First Refusal as to the Offered Space shall thereafter be null, void and of no further force or effect.

(c)If Landlord does not enter into a lease with such prospective tenant covering the Offered Space, Landlord shall not thereafter engage in other lease negotiations with respect to the Right of First Refusal Space without first complying with the provisions of this paragraph.

(d)Upon the exercise by Tenant of its right of first refusal as provided in this Section 6, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into an amendment to the Lease incorporating the Offered Space into the Premises for the rent, for the term, and containing such other terms and conditions as Landlord notified Tenant pursuant to Section 6(a) above.

(e)The right of first refusal of Tenant contained herein shall not be assignable, except to assignees of Tenant in connection with an assignment permitted without Landlord’s consent pursuant to Section 12.b of the Lease, and the rights pursuant to such right of first refusal shall extend to such permitted assignees.

(f)The right of first refusal of Tenant contained herein shall be subject and subordinate to any rights of renewal, expansion or extension existing under any other tenant leases for the Building as of the date of the Fourth Amendment to Lease between Landlord and Tenant.

7.From and after the date hereof, subsections e. and f. of Section 32 of the Base Lease are hereby deleted in their entirety.

8.Landlord and Tenant each hereby represents and warrants to the other that it has not engaged any broker in connection with the negotiation and/or execution of this Amendment, other than

Chad Henry with WWR Real Estate Services, LLC (“Tenant’s Agent”), who has acted as Tenant’s agent, and Crescent Real Estate, LLC (“Landlord’s Agent”), who has acted as Landlord’s agent. Landlord and Tenant have no knowledge of any other broker’s involvement in this transaction. Tenant will indemnify Landlord and Landlord’s Agent, and Landlord will indemnify Tenant and Tenant’s Agent, against any claim or expense (including, without limitation, attorneys’ fees) paid or incurred by the other party (or Landlord’s Agent, or Tenant’s Agent, as appropriate) as a result of any claim for commissions or fees by any broker, finder, or agent, whether or not meritorious, employed by the indemnifying party or claiming by, through or under the indemnifying party, other than Tenant’s Agent or Landlord’s Agent, as appropriate.

9.If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment govern. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.

10.Time is of the essence herein.

11.This Amendment and the balance of the Lease shall be construed consistent with the laws of the State of Colorado without regard to its conflicts of laws principles. Any dispute resulting in litigation shall be resolved in court proceedings instituted in Boulder County and in no other jurisdiction. Landlord and Tenant hereby accept jurisdiction of such courts and waive any defense of improper venue, jurisdiction or forum non conveniens and irrevocably agree to be bound by any judgment rendered thereby in connection with the Lease, as amended hereby.

12.In the event any action is commenced to enforce the terms of this Amendment or the balance of the Lease, the prevailing party in any such action shall be awarded its costs and expenses, including reasonable attorneys’ fees through all appeals, in addition to any other remedy awarded in such action.

13.This Amendment may be executed in any number of counterparts, each of which shall be deemed an original with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile and electronic signatures shall have the same force and effect as original signatures.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written and it is effective upon delivery of a fully executed copy to Tenant.

BRICKELL BIOTECH, INC., a Delaware corporation		GPIF 5777 FLATIRON LLC, a Delaware limited liability company
By:	/s/ Andrew Sklawer	By:	/s/ Ben Molk
Print Name:	Andrew Sklawer	Print Name:	Ben Molk
Print Title:	COO	Print Title:	Vice President

	“Tenant”		“Landlord”

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